                            EXHIBIT 12

        THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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(Dollars in millions)

                                                             9 MONTHS
                                                                ENDED                          TWELVE MONTHS ENDED
                                                             SEPTEMBER 30,                       DECEMBER 31,
                                                             ------------ --------------------------------------------------------
                                                               1999         1998       1997         1996        1995       1994
                                                             ---------    ---------  ---------    ---------   ---------  ---------
EARNINGS
--------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES        $   234.6    $ 1,002.7  $   743.3    $   811.5   $   869.8  $   855.9

Add:

Amortization of previously capitalized interest                    8.5         10.7       11.0         11.6        11.7       10.2
Minority interest in net income of
    consolidated subsidiaries with fixed charges                  21.7         33.6       45.1         45.9        30.1       16.9
Proportionate share of fixed charges of investees
    accounted for by the equity method                             4.1          4.8        6.5          5.1         5.3        2.5
Proportionate share of net loss of investees
    accounted for by the equity method                            --            0.2        0.1          2.7         0.5        0.2
                                                             ---------    ---------  ---------    ---------   ---------  ---------
               Total additions                                    34.3         49.3       62.7         65.3        47.6       29.8

Deduct:

Capitalized interest                                               8.7          6.6        6.2          5.4         5.1        5.7
Minority interest in net loss of consolidated subsidiaries         2.4          2.9        3.6          4.4         3.3        0.3
Undistributed proportionate share of net income
    of investees accounted for by the equity method               --           --         --           --           0.2        7.2
                                                             ---------    ---------  ---------    ---------   ---------  ---------
               Total deductions                                   11.1          9.5        9.8          9.8         8.6       13.2

TOTAL EARNINGS                                               $   257.8    $ 1,042.5  $   796.2    $   867.0   $   908.8  $   872.5
                                                             =========    =========  =========    =========   =========  =========
FIXED CHARGES
-------------
Interest expense                                             $   123.5    $   147.8  $   119.5    $   128.6   $   135.0  $   129.4
Capitalized interest                                               8.7          6.6        6.2          5.4         5.1        5.7
Amortization of debt discount, premium or expense                  5.1          7.1        0.1          0.3         0.4        0.7
Interest portion of rental expense                                43.2         57.7       63.0         68.2        75.8       81.9
Proportionate share of fixed charges of investees
    accounted for by the equity method                             4.1          4.8        6.5          5.1         5.3        2.5
                                                             ---------    ---------  ---------    ---------   ---------  ---------
TOTAL FIXED CHARGES                                          $   184.6    $   224.0  $   195.3    $   207.6   $   221.6  $   220.2
                                                             =========    =========  =========    =========   =========  =========
TOTAL EARNINGS BEFORE FIXED CHARGES                          $   442.4    $ 1,266.5  $   991.5    $ 1,074.6   $ 1,130.4  $ 1,092.7
                                                             =========    =========  =========    =========   =========  =========

RATIO OF EARNINGS TO FIXED CHARGES                                2.40         5.65       5.08         5.18        5.10       4.96

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                                    X-12-1